3.2   COMPOSITION OF THE BOARD.  The number of Directors which
shall constitute the Board shall be nine, divided into three classes, as specified in the Certificate of Incorporation. Directors shall be elected at the annual meeting of the stockholders, and each Director shall be elected to serve until such Director's successor shall be elected and shall qualify; provided, however, no person who shall have attained the age of 75 years by the date of election shall be eligible for election as a Director of the Corporation. If not already a stockholder at the time of assuming office, each Director shall purchase at least one share of the Corporation's common stock within a reasonable time thereafter. The Board of Directors at its first meeting after each annual meeting of stockholders shall elect the Chair of the Board who shall perform such duties as are specified in these Bylaws or are properly required of the Chair by the Board of
Directors.     The Board may designate the Chair as the Chief
Executive Officer of the Corporation.

     5.1  OFFICERS.  The Officers of the Corporation shall be chosen
by the     Board of      Directors and shall be a President, a Vice
President, a Secretary, and a Treasurer    , and, if the Board has
designated the Chair as the Chief Executive Officer of the Corporation
pursuant to Section 3.2 of these Bylaws, the Chair.       The Board of
Directors may also choose additional Vice Presidents, and one or more Assistant Secretaries and Assistant Treasurers, and may appoint such other Officers and agents as it shall deem necessary. Two or more
offices      may be held by the same person, except that where the
officer designated as the Chief Executive Officer and the Secretary are the same person, such person shall not hold any other office.

     5.2 ELECTION; TERM OF OFFICE; REMOVAL. The Board of Directors at its first meeting after each annual meeting of stockholders shall elect the President, one or more Vice Presidents, the Secretary, the Treasurer, and such other Officers as it shall deem necessary, who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. The Officers of the Corporation shall hold office until their successors are chosen and qualify in their stead, or until such time as they may resign or be removed from office. Any Officer elected or appointed by the Board of Directors may be removed at any time by the affirmative vote of a majority of the whole Board of Directors. If the office of any Officer becomes vacant for any reason, the vacancy shall be filled by the Board of Directors. In the
case of any office other than that of     the Chair,      President,
Secretary or Treasurer, the     officer designated as the Chief
Executive Officer      may appoint a person to serve in such office,
on a temporary basis, until the vacancy is filled by the Board.

     5.4  THE     CHAIR, THE PRESIDENT AND THE      CHIEF EXECUTIVE
OFFICER.  The     Chair      shall be the Chief Executive Officer
of the Corporation if, and only if, the Chair has been so designated pursuant to Section 3.2 of these Bylaws. If the Chair has not been so designated, the President shall hereby be designated as the Chief
Executive Officer.  The Chief Executive Officer      shall report
directly to the Board of Directors     , and      shall perform such
duties as are incident to the office of the Chief Executive Officer or are properly specified and authorized by the Board of Directors.
If the Chair has been designated as the Chief Executive Officer, the President shall be the Chief Operating Officer. In such case, the President shall report to the Chief Executive Officer and shall perform such duties as are incident to the office of the Chief Operating Officer or are properly specified and authorized by the Board of Directors; in the absence or disability of the Chair, the President shall perform the duties and exercise the powers of the Chief Executive Officer.

     6.1 CERTIFICATES OF STOCK. The certificates of stock of the Corporation shall be numbered and shall be entered in the books of the Corporation as they are issued. They shall exhibit the holder's name
and number of shares and shall be signed by the     officer designated
as the Chief Executive Officer, the      President or a Vice President
and the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary. Any or all of the signatures on the certificate may be a facsimile. In the event that any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be used by the Corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue.

     8.3  VOTING SECURITIES OF OTHER CORPORATIONS.  Subject to any
specific direction from the Board of Directors, the     officer
designated as the Chief Executive Officer      of the Corporation, or
any other person or persons who may from time to time be designated by the Board of Directors, shall have the authority to vote on behalf of the Corporation the securities of any other corporation which are owned or held by the Corporation and may attend meetings of stockholders or execute and deliver proxies or written consents for such purpose.